EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on December 11, 2013

Two Rivers Management Returns Stock Based Compensation

DENVER – December 11, 2013 - Two Rivers Water & Farming Company (“Two Rivers”, OTCBB: TURV) (www.2riverswater.com) announced today that Two Rivers’ management and employees have returned stock based compensation for 2013 and 2012.  In November 2011, the Company shareholders had approved an incentive compensation package whereby management and employees could potentially receive as much as $1,641,000 in stock based compensation for 2013.  In January 2012, Two Rivers’ board of directors approved a vesting schedule that provided for the granting of stock to management and employees based on certain criteria being met.  In evaluating the criteria, management and the board determined the criteria for granting the stock had not been met and the compensation should therefor revert back to the Company.

John McKowen, CEO of Two Rivers, stated, “While Two Rivers has made substantial improvements in revenues and expenses, especially in comparison to its micro cap peer group in the water industry, the key goal for our shareholders is increased share price.  The incentive stock option plan was created and approved, in part, to incentivize management and employees to achieve milestones that would contribute to an increased share price. Therefore, if criteria for granting the stock based compensation has not been met, the compensation should be returned to the Company.”

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  As a result of fallowing, an increment of irrigation water can be made available for municipal use without permanently drying up irrigated farmland.  Collaborative rotational farm fallowing agreements between farmers and municipalities make a portion of irrigation water available for urban use. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance we will be able to raise additional capital, that we will be able to increase the scale of our business, or that our existing resources will be sufficient to meet all of our cash needs. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com